Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2024 Results

MURFREESBORO, Tenn. – (Monday, May 6, 2024) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months ended March 31, 2024.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended March 31, 2024 was $0.71 compared to $0.79 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended March 31, 2024 was $1.10 compared to $1.16 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended March 31, 2024 was $1.12 compared to $1.11 during the same period in the prior year.

•Normalized FAD for the three months ended March 31, 2024 was $51.0 million compared to $47.7 million during the same period in the prior year.

•Net income attributable to common stockholders, NAREIT FFO, Normalized FFO and Normalized FAD for the three months ended March 31, 2024 included approximately $2.3 million in the repayment of previously deferred rent and related interest.

•NHI is updating its 2024 annual guidance range which includes the following:
•NAREIT FFO per diluted common share to a range of $4.36- $4.41 from $4.31 - $4.37;
•Normalized FFO per diluted common share to a range of $4.37- $4.43 from $4.31 - $4.37; and
•Normalized FAD to a range of $196.7 million - $199.2 million from $191.3 million - $194.1 million.

A detailed schedule for the 2024 guidance range as well as additional assumptions is included in this press release.

Results for the three months ended March 31, 2024 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants, including the effects of straight-line lease revenue and property taxes and insurance on leased properties, decreased $3.1 million. Rental income for the three months ended March 31, 2024 includes a write off of a straight-line rent receivable of approximately $0.8 million related to the expected termination of an existing lease and re-tenanting of a skilled nursing facility. The prior year period included $2.5 million in non-cash rental income related to a reduction in Bickford Senior Living’s (“Bickford”) outstanding pandemic-related deferral balance following the acquisition of a 64-unit community in Chesapeake, Virginia. In addition to properties disposed of since March 2023, other significant items impacting the year-over-year change in rental income include the following:

•Deferred rent repayments decreased by approximately $0.9 million, which includes the prior period impact of the $2.5 million non-cash rental income related to Bickford discussed above. Excluding this item, deferred rental repayments increased by approximately $1.6 million from $0.7 million to $2.3 million for the three months ended March 31, 2024;

NHI Reports First Quarter 2024 Results

May 6, 2024

•Straight-line lease revenue declined from $2.1 million to $0.5 million for the three months ended March 31, 2024. Straight-line lease revenue for the three months ended March 31, 2024 excludes approximately $0.8 million related to the write off of a straight-line receivable discussed above; and

•Percentage rental income from National HealthCare Corporation (“NHC”) increased by approximately $1.4 million from $1.6 million to $3.0 million for the three months ended March 31, 2024. The percentage rent for the three months ended March 31, 2024, includes approximately $1.7 million related to the 2023 annual adjustment of percentage rent from NHC. Base rent from NHC decreased by approximately $0.4 million to $8.2 million in the three months ended March 31, 2024, as previously disclosed in an amendment to the master leases dated September 1, 2022.

•Interest income and other was approximately $0.7 million higher primarily due to new and existing loan fundings, net of paydowns on loans since the end of the first quarter of 2023;
•Net operating income (“NOI”) from the SHOP segment, comprised of revenues from resident fees and related services less operating expenses, totaled $2.9 million which is $1.0 million higher than the same period in the prior year;
•Interest expense increased by approximately $0.8 million primarily as the result of increased interest rates, offset by reduced borrowings on the unsecured revolving credit facility and partial repayments of term loans;
•Loan and realty losses (gains) decreased $0.4 million associated with the decrease of the credit loss reserve of $0.8 million offset by real estate impairment charges on three properties of approximately $0.3 million in the first quarter of 2023 in our Real Estate Investments segment; and
•Gains on sales of real estate, net decreased $1.3 million. The gain recognized in the first quarter of 2023 was associated with one property disposition. No properties were sold in the first quarter of 2024.
Eric Mendelsohn, NHI President and CEO, stated, “We had a great start to 2024 which followed a strong finish to 2023. Our first quarter results exceeded our expectations and were driven by several factors. Deferral repayments of approximately $2.3 million were primarily the result of improving tenant fundamentals particularly at Bickford; accelerating revenue growth at NHC significantly increases our percentage rent in 2024 compared to 2023; there were no unexpected rent concessions for the third straight quarter; and our SHOP NOI increased sequentially from the fourth quarter of 2023 on continued occupancy gains. As a result of the exceptional first quarter performance and good visibility into ongoing operating trends, we are raising our guidance for the full year.”

Mr. Mendelsohn continued, “We remain excited about our internal growth potential from upside in the SHOP portfolio, significant lease revenue tied to revenue growth at multiple triple-net tenants, as well as deferral repayments and future rent resets with strategic operating partners. Our board also recently approved a $25.0 million capex program at attractive initial yields which should enhance the value of our real estate while driving increased rent growth and further adding to our organic growth profile.”

Mr. Mendelsohn concluded, “Our financial strength with leverage at just 4.4 times net debt-to-adjusted EBITDA continues to provide us with a strategic advantage in pursuing accretive external growth opportunities. We are well-positioned to capitalize on a growing pipeline of real estate and lending deals at attractive yields accelerating our return to growth. Our current pipeline is greater than $300.0 million with letters of intent submitted on more than $100.0 million at an average yield in excess of 8.0%.”

Portfolio Activity

•During February 2024, NHI funded $15.0 million on a mortgage loan receivable with Carriage Crossing Senior Living Bloomington, with an additional $2.0 million available to be funded contingent upon the performance of facility operations until March 31, 2027. The five year loan agreement has an annual interest rate of 8.75% and two one-year extensions. The property is an 80-unit assisted living and memory care community located in Bloomington, Illinois. NHI has a purchase option on the property after two years.

•Effective April 1, 2024, the combined rent for the Bickford Senior Living (“Bickford”) portfolio was reset from $31.4 million to $34.5 million per year through April 1, 2026, at which time the rent will be reset and will increase annually based on the Consumer Price Index. The minimum annual increase will be 2% with a cap on the annual increase of 3%. As part of the lease amendments, the Company agreed to fund up to $8.0 million of capital improvements on various properties. Rental revenue will increase at a lease rate of 8.0% applied to the amount expended.

NHI Reports First Quarter 2024 Results

May 6, 2024

•In the second quarter of 2024, NHI completed the sale of two assisted living communities located in Louisiana, previously leased to one of the Company’s tenants on cash basis, for net cash proceeds of approximately $4.6 million, resulting in a gain of approximately $1.3 million. The properties were classified as held and used as of March 31, 2024.

•In the first quarter of 2024, NHI’s board of directors approved additional investment of up to $25.0 million in existing leased properties in the real estate investments segment. Projects that qualify for these funds are designed to assist the current tenants with improving the net operating results of the facilities. The rents associated with the properties will increase generally at a lease rate of no less than 8.0% applied to the amount expended. Identification and oversight of qualified projects are within the control of Company management. Funds are expected to be expended within two years of project approval. As of March 31, 2024, $1.0 million had been committed and no funds have been expended. In April 2024, an additional $8.0 million and $10.0 million was committed for various properties in the Bickford and Senior Living Communities (“SLC”) leased portfolios, respectively.

Balance Sheet and Liquidity
As of March 31, 2024, the Company had $1.1 billion in net debt including $248.5 million outstanding on its $700.0 million revolving credit facility. At April 30, 2024, NHI had $228.5 million outstanding under the $700.0 million revolving credit facility and approximately $6.5 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

NHI continues to maintain a strong financial profile and reported that net debt to adjusted EBITDA was 4.4x which is within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings.

Occupancy
The following table summarizes the average portfolio occupancy for SLC, Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Mar-24	Feb-24	Jan-24	Dec-23	Nov-23	Oct-23	Sep-23
SLC Same-Store	9	83.8%	83.2%	83.3%	83.1%	83.2%	82.8%	82.1%
SLC	10	83.1%	82.6%	82.8%	82.7%	82.6%	82.0%	81.3%
Bickford Same-Store[1]	38	85.4%	85.6%	85.3%	84.6%	84.5%	85.3%	84.8%
Bickford[2]	39	85.8%	86.1%	85.7%	85.0%	85.0%	85.6%	85.2%
SHOP	15	86.3%	84.9%	84.7%	84.4%	82.9%	82.2%	81.2%

	Properties	Aug-23	Jul-23	Jun-23	May-23	Apr-23	Mar-23	Feb-23	Jan-23
SLC Same-Store	9	81.6%	81.9%	81.7%	81.9%	83.0%	83.0%	83.4%	84.0%
SLC	10	80.7%	81.1%	80.9%	81.1%	82.3%	82.1%	82.7%	83.3%
Bickford Same-Store[1]	38	83.7%	83.0%	82.4%	81.5%	80.9%	81.2%	80.9%	81.8%
Bickford[2]	39	84.1%	83.3%	82.7%	81.9%	81.2%	81.5%	81.2%	82.2%
SHOP	15	78.6%	77.2%	75.6%	75.4%	75.4%	75.2%	75.1%	75.4%

1 Prior periods restated for the sale of an assisted living community in Iowa.
2 Includes a 64-unit community in Chesapeake, Virginia as of May 2022 on which NHI exercised a purchase option in the first quarter of 2023.

2024 Guidance

NHI Reports First Quarter 2024 Results

May 6, 2024

The Company’s guidance range for the full year 2024, with underlying assumptions and timing of certain transactions, is set forth below:

	2024 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$128.1	$130.5

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	66.9	66.9
Gains on sales (net) and impairments of real estate	(5.5)	(5.7)
NAREIT FFO attributable to common stockholders	$189.5	$191.7

Adjustments to Normalized FFO (NFFO) attributable to common stockholders
Non-cash write-offs of straight-line receivable	0.8	0.8
Normalized FFO (NFFO) attributable to common stockholders	$190.3	$192.5

Adjustments to Funds Available for Distribution (FAD) attributable to common stockholders
Straight-line revenue (net)[1] and lease incentive amortizations	1.1	1.1
Equity method investment adjustments	(1.8)	(1.8)
Equity method investment non-refundable fees received	1.2	1.4
Non-cash share-based compensation	4.2	4.2
SHOP[1] and equity method investment recurring capital expenditures	(2.4)	(2.2)
Other [2]	4.1	4.0
FAD attributable to common stockholders	$196.7	$199.2

Weighted average diluted common shares	43.5	43.5
NAREIT FFO per diluted common share	$4.36	$4.41
NFFO per diluted common share	$4.37	$4.43

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in credit loss reserves, non-real estate depreciation (net) and amortizations associated with debt facilities

NHI’s 2024 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments;
•Continued fulfillment of existing commitments;
•SHOP NOI growth in a range of 25%-30% year over year;
•Continued collection of deferred rents; and
•No incremental benefit from unidentified acquisitions.

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast

NHI Reports First Quarter 2024 Results

May 6, 2024

NHI will host a conference call on Tuesday, May 7, 2024, at 11:00 a.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (888) 506-0062, with the confirmation number 799870. The live broadcast of NHI’s first quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2024	2023
Net income attributable to common stockholders	$30,915	$34,484
Elimination of certain non-cash items in net income:
Real estate depreciation	17,309	17,518
Real estate depreciation related to noncontrolling interests	(411)	(396)
Gains on sales of real estate, net	(100)	(1,397)
Impairments of real estate	—	338
NAREIT FFO attributable to common stockholders	47,713	50,547
Non-cash write-off of straight-line rent receivable	786	—
Non-cash rental income	—	(2,500)
Normalized FFO attributable to common stockholders	48,499	48,047
Non-cash lease revenue adjustments, net	114	(1,827)
Non-real estate depreciation, net	164	89
Amortization of debt issuance costs and discounts, net	820	606
Adjustments related to equity method investments, net	(513)	(295)
Recurring capital expenditures, net	(554)	(469)
Equity method investment non-refundable fees received	280	239
Normalized AFFO attributable to common stockholders	48,810	46,390
Note receivable credit loss expense (benefit)	10	(756)
Non-cash share-based compensation	2,155	2,105
Normalized FAD attributable to common stockholders	$50,975	$47,739

BASIC
Weighted average common shares outstanding	43,388,841	43,388,742
NAREIT FFO attributable to common stockholders per share	$1.10	$1.16
Normalized FFO attributable to common stockholders per share	$1.12	$1.11

DILUTED
Weighted average common shares outstanding	43,424,550	43,391,429
NAREIT FFO attributable to common stockholders per share	$1.10	$1.16
Normalized FFO attributable to common stockholders per share	$1.12	$1.11

NHI Reports First Quarter 2024 Results

May 6, 2024

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

	Three Months Ended
	March 31,
NOI Reconciliations:	2024	2023
Net income	$30,657	$34,183
Gains from equity method investment	(166)	—
Gains on sales of real estate, net	(100)	(1,397)
Loan and realty losses (gains)	10	(418)
General and administrative	5,642	5,653
Franchise, excise and other taxes	(187)	183
Legal	236	122
Interest	14,869	14,027
Depreciation	17,505	17,617
Consolidated net operating income (NOI)	$68,466	$69,970
NOI by segment:
Real Estate Investments	$65,396	$67,988
SHOP	2,942	1,901
Non-Segment/Corporate	128	81
Total NOI	$68,466	$69,970

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports First Quarter 2024 Results

May 6, 2024

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports First Quarter 2024 Results

May 6, 2024

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2024	2023
	(unaudited)
Revenues:
Rental income	$62,187	$65,299
Resident fees and services	13,256	11,700
Interest income and other	6,070	5,389
	81,513	82,388
Expenses:
Depreciation	17,505	17,617
Interest	14,869	14,027
Senior housing operating expenses	10,314	9,799
Legal	236	122
Franchise, excise and other taxes	(187)	183
General and administrative	5,642	5,653
Taxes and insurance on leased properties	2,733	2,619
Loan and realty losses (gains)	10	(418)
	51,122	49,602
Gains on sales of real estate, net	100	1,397
Gains from equity method investment	166	—
Net income	30,657	34,183
Add: net loss attributable to noncontrolling interests	290	301
Net income attributable to stockholders	30,947	34,484
Less: net income attributable to unvested restricted stock awards	(32)	—
Net income attributable to common stockholders	$30,915	$34,484

Weighted average common shares outstanding:
Basic	43,388,841	43,388,742
Diluted	43,424,550	43,391,429

Earnings per common share - basic	$0.71	$0.79
Earnings per common share - diluted	$0.71	$0.79

NHI Reports First Quarter 2024 Results

May 6, 2024

Selected Balance Sheet Data
($ in thousands)
	March 31, 2024	December 31, 2023
	(unaudited)
Real estate properties, net	$2,092,580	$2,107,082
Mortgage and other notes receivable, net	$258,874	$245,271
Cash and cash equivalents	$11,357	$22,347
Straight-line rent receivable	$84,257	$84,713
Assets held for sale, net	$5,004	$5,004
Other assets, net	$26,053	$24,063
Debt	$1,139,266	$1,135,051
National Health Investors Stockholders' Equity	$1,247,972	$1,253,952

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the operating success of our tenants and borrowers for collection of our lease and interest income; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks associated with pandemics, epidemics or outbreaks, such as the COVID-19 pandemic, on our operators’ business and results of operations; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;inflation and increased interest rates;adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities; risks related to our ability to maintain the privacy and security of Company information; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the risk that our assets may be subject to impairment charges; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2023 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended March 31, 2024. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.